EX-99.1 3 dex991.htm PRESS RELEASE

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Bank of North Carolina Assumes All Deposits and Purchases Certain Assets of Blue Ridge Savings Bank, Inc.

(Thomasville, N.C.) – Bank of North Carolina, a wholly-owned subsidiary of BNC Bancorp (Nasdaq: BNCN), announced today that it has entered into a Purchase and Assumption Agreement with loss share arrangements with the Federal Deposit Insurance Corporation (“FDIC”) to purchase substantially all of the assets and to assume substantially all of the deposits and other liabilities of Blue Ridge Savings Bank, Inc. (“Blue Ridge”).

The North Carolina offices will conduct business as Bank of North Carolina, while the South Carolina office in Greer will operate as BNC Bank.

On Friday, October 14, Blue Ridge was closed by the State of North Carolina Office of the Commissioner of Banks, and the FDIC was named as Receiver. All Blue Ridge locations will reopen as branches of Bank of North Carolina, except in Greer, South Carolina where they will be doing business as BNC Bank, at normal banking hours on October 17, 2011. All former Blue Ridge depositors will be able to conduct banking business as usual. Blue Ridge customers can continue to access their money by writing checks, using ATMs, debit cards, or the Internet. Checks drawn on Blue Ridge will continue to be accepted. Loan customers should continue to make their payments as usual.

“We are pleased to welcome Blue Ridge’s customers to Bank of North Carolina,” commented BNC Bancorp President and CEO W. Swope Montgomery, Jr. “Blue Ridge’s loyal customer base was a significant attraction to our Company in considering this transaction. We want to assure our newest customers that their deposits are safe and accessible, that they will have the best financial products and services at their disposal, and that we will work diligently to make their banking experience pleasant and rewarding.”

Montgomery added, “We feel that strong banking makes for strong communities, and our capital strength and the quality and experience of our management means our newest customers should be confident that Bank of North Carolina wants their business and wants to grow alongside them.”

Blue Ridge deposit customers will receive a letter providing additional details concerning their accounts and are encouraged to call their local banking office and speak to the same familiar staff, or visit bankofnc.com or call 800-262-7175 for additional information.

Under the Purchase and Assumption Agreement, Bank of North Carolina purchased approximately $160 million in assets from the FDIC as Receiver of Blue Ridge. Additionally, BNC Bancorp’s wholly-owned subsidiary will assume substantially all of the liabilities of Blue Ridge, including approximately $160 million in customer deposits. Bank of North Carolina did not pay a premium to the FDIC to assume the deposits of Blue Ridge. No additional capital was required to fund the transaction and both BNC Bancorp and Bank of North Carolina will remain “well capitalized” on a pro forma basis after the transaction.

“This transaction further positions our Company for the next stage of its development,” said Bank of North Carolina President, Richard D. Callicutt. “With our recently announced agreement to purchase Regent Bank in Greenville, South Carolina, along with this purchase of Blue Ridge, we are excited with our potential to expand our presence in the Upstate region of South Carolina and the western North Carolina markets along I-26 and I-40.   We have established the proper mix of financial strength, credit conservatism, and thoughtful expansion to build a Company that is large enough to serve larger commercial customers while maintaining our core roots as a community bank. We see additional opportunities to serve customers in attractive markets in the Carolinas and beyond and plan to carefully deploy investor capital in the future to maximize long term shareholder value while taking care of our customers in each of our communities.”

BNC Bancorp and its subsidiary, Bank of North Carolina, were advised in the transaction by Banks Street Partners, LLC and Womble Carlyle Sandridge & Rice, PLLC.

ABOUT BNC BANCORP AND BANK OF NORTH CAROLINA

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $2.4 billion-asset commercial bank following the completion of the aforementioned transaction. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its full-service banking offices in North and South Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol “BNCN.”

Customers who have questions about today’s transaction can call the FDIC toll free at -800-591-2912. This number will be operation Friday until 9:00 pm, EDT; Saturday from 9:00 am to 6:00 pm, EDT; and Sunday from Noon to 6:00 pm, EDT and thereafter from 8:00 am to 8:00 pm, EDT.

This press release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

SOURCE: BNC BANCORP

Web Site: http://www.bankofnc.com

Contact: W. Swope Montgomery, Jr., President and Chief Executive Officer, Richard D. Callicutt, II, Executive Vice President and Chief Operating Officer, or David B. Spencer, Executive Vice President and Chief Financial Officer, +1 (336) 869-9200 for BNC Bancorp.